Exhibit 10.29

CONSOLIDATED EBITDA

Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (Consolidated EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies.

The definition of Consolidated EBITDA is defined in the senior secured convertible notes as a measurement for meeting the notes covenant requirements. For the three months ended September 30, 2007, the Consolidated EBITDA was required to be no less than a negative $3,500 in order for the Company to be compliant with covenant requirements of the notes. The Company was in compliance with the required covenant at September 30, 2007.

The following table reconciles our consolidated net earnings per GAAP to Consolidated EBITDA:

Three Months
Ended
September 31,
2007

Consolidated Net Income	$22,283
Any extraordinary or non recurring gains or losses
Gain from disposed operations, net of tax	(29,774)
Non recurring (income) loss from the discontinued operations	(220)
Write-down of Goodwill	1,395
Non-cash charges that do not result in future cash obligations
Gain from fair value of notes and warrants	(1,080)
Gain on Sale of Fixed Assets	(6)
Non-cash expenses associated with stock compensation expense	225
Tax refunds, use of net operating losses to offset taxes or other net tax benefits	(10)
Other non-cash charges that do not result in future cash obligations	—

Adjusted Net Loss before	$(7,187)
Interest Income	(112)
Interest Expense	1,778
Income tax expense	333
Depreciation Expense	1,549
Amortization Expense	303
Any non-cash transcations
Foreign currency losses	81
Adjustments related to Inventory	225
Bad Debt Expense	165
Hedge or non-hedge derivative adjustments	—

Consolidated EBITDA	$(2,865)

Other Financial Disclosure Required based on terms of notes:
Consolidated Net Interest	$1,666

Consolidated Net Debt (Total Debt less Cash and Cash Equivalents) at September 30, 2007	$11,876